Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Gelesis Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount registered(1)		Proposed maximum offering price per security		Maximum aggregate offering price	Fee Rate	Amount of registration fee
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(o)	24,509,491	(2)	$3.93	(5)	$96,322,299.63	0.0000927	$8,929.08	(5)
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(o)	132,938,108	(3)	$3.93	(5)	$522,446,764.44	0.0000927	$48,430.82	(5)
Fees to be Paid	Equity	Warrants to purchase shares of common stock	457(i)	24,509,491	(4)	—		$—	—	$—	(6)
		Total Offering Amounts						$618,769,064.07
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$57,359.90

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions are also being registered.

(2)

Represents 24,509,491 shares of common stock that may be issued to certain securityholders upon the exercise of outstanding warrants of the registrant including: (i) 7,520,000 shares of common stock issuable upon the exercise of warrants previously issued by the registrant’s predecessor in a private placement (the “Private Placement Warrants”) and subsequently converted into warrants of the registrant in connection with the consummation of the registrant’s business combination (the “business combination”); (ii) 13,800,000 shares of common stock issuable upon the exercise of warrants previously included in publicly sold units of the registrant’s predecessor (the “Public Warrants”) and subsequently converted into warrants of the registrant in connection with the business combination; and (iii) 3,189,491 shares of common stock issuable upon the exercise of warrants previously issued by Gelesis Inc. in private placements (“Rollover Warrants” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”) and subsequently converted into warrants of the registrant in connection with the business combination.

(3)

Represents 132,938,108 shares of common stock including: (i) 9,000,000 shares of common stock previously issued by the registrant’s predecessor in a private placement and subsequently converted into shares of common stock of the registrant in connection with the business combination, (ii) 2,727,967 shares of common stock previously issued by the registrant’s predecessor in private placements; (iii) 4,916,250 Founder Shares previously issued by the registrant’s predecessor in connection with the predecessor’s initial public offering; (iv) 54,814,847 shares of Common Stock issued in connection with the business combination; (v) 13,486,708 shares of common stock issuable upon exercise of the Gelesis Inc. options that have been assumed by the registrant in connection with the business combination; and (vi) up to 23,482,845 earnout shares issuable upon fulfillment of certain market price-based target requirements.

(4)	Represents the resale of an aggregate of 24,509,491 Warrants.
(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of Gelesis Holdings, Inc. on the New York Stock Exchange (“NYSE”) on February 9, 2022 (such date being within five business days of the date that this registration statement was first filed with the SEC) in accordance with Rule 457(c) of the Securities Act.

(6)	In accordance with Rule 457(i), the entire registration fee for Warrants is allocated to the shares of common stock underlying the Warrants, and no separate fee is payable for the Warrants.